                   SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC 20549

                               FORM 8-K

                            CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    April 22, 1998
                                                    ----------------

                       H. F. Ahmanson & Company
          --------------------------------------------------
          (Exact name of registrant as specified in charter)


          Delaware            1-8930               95-0479700
      ---------------      ------------        -------------------
      (State or other      (Commission           (IRS employer
      jurisdiction of      file number)        identification no.)
      incorporation)


      4900 Rivergrade Road, Irwindale, California          91706
      -------------------------------------------        ----------
       (Address of principal executive offices)          (Zip code)


Registrant's telephone number, including area code    (626) 960-6311
                                                      ---------------

                            Not applicable
                        ----------------------
       (Former name or former address, if changed since last report)

ITEM 5.   OTHER EVENTS.

      On April 22, 1998, H. F. Ahmanson & Company (the "Company"), issued a press release reporting its results of operations during the quarter ended March 31, 1998.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

      99.1 Press release dated April 22, 1998 reporting results of operations during the quarter ended March 31, 1998.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  April 22, 1998

                                        H. F. AHMANSON & COMPANY

                                         /s/ George Miranda
                                        ----------------------------
                                        George Miranda
                                        First Vice President and
                                        Principal Accounting Officer

H. F. AHMANSON & COMPANY
4900 Rivergrade Road
Irwindale, California  91706       HOME SAVINGS OF AMERICA
                                   SAVINGS OF AMERICA             NEWS

FOR IMMEDIATE RELEASE                            CONTACTS:
---------------------
                                                    MEDIA:  MARY TRIGG
                                                            (626) 814-7922
                                                 INVESTOR:  STEVE SWARTZ
                                                            (626) 814-7986


                    AHMANSON REPORTS FIRST QUARTER RESULTS

          - EPS $0.97, $1.09 Excluding Acquisition-Related Charges -
                        - Coast Integration Completed -
                 - Mortgage Lending Registers Sharp Increase -


     Irwindale, CA, April 22, 1998 -- H. F. Ahmanson & Company, (NYSE:AHM), parent company of Home Savings of America, today reported first quarter 1998 net income of $114.3 million, 11% above the $103.1 million reported in the first quarter of 1997 and 15% above the $99.5 million reported in the fourth quarter of 1997. On a diluted common share basis, first quarter 1998 earnings were $0.97 per share, 11% above the $0.87 per share in the first quarter of 1997 and 9% above the $0.89 per share in the fourth quarter of 1997.

     First quarter 1998 net income and earnings per diluted common share include an after-tax transaction-related charge (the Coast charge) of $13.7 million, or $0.12 per share, associated with the acquisition of Coast Savings Financial, Inc. (Coast), which was consummated on February 13, 1998. The first quarter of 1997 includes the after-tax gain of $9.5 million, or $0.09 per share, resulting from the sale of the Home Savings deposit branches in Arizona (the Arizona gain).

     Excluding the Coast charge and the Arizona gain, first quarter 1998 net income was $128.0 million, 37% above the $93.6 million reported in the first quarter of 1997 and 29% above the $99.5 million reported in the fourth quarter of 1997. On a diluted common share basis, first quarter 1998 earnings would have been $1.09 per share, 40% above the $0.78 per share in the first quarter of 1997 and 22% above the $0.89 per share in the fourth quarter of 1997.

     Ahmanson and Home Savings Chairman and Chief Executive Officer Charles R. Rinehart said, "Strong first quarter earnings reflect excellent performance in our mortgage lending, retail banking and consumer lending businesses as well as continued improvement in our asset quality. In addition, we successfully integrated the Coast acquisition within four weeks from the date of closing that transaction with no disruption to our ongoing new business development.

     "On March 17, 1998, we jointly announced a merger with Washington Mutual. We are enthusiastic about the future combination of our companies. The successful consummation of the merger will be a top priority for our management and staff in the months ahead."

     Return on average equity (ROE) was 15.9% for the first quarter of 1998, compared to 17.2% and 16.6% in the first and fourth quarters of 1997, respectively. ROE, excluding the Coast charge and the Arizona gain, would have been 17.8% in the first quarter of 1998, compared to 15.7% in the first quarter of 1997.

     Cash earnings (earnings before the amortization of goodwill and qualifying core deposit intangibles) for the first quarter of 1998 were $120.1 million, 12% above the $106.9 million reported in the first quarter of 1997 and 16% above the $103.3 million reported in the fourth quarter of 1997. On a diluted common share basis, first quarter 1998 cash earnings were $1.02 per share, 13% above the $0.90 per share in the first quarter of 1997 and 11% above the $0.92 per share in the fourth quarter of 1997.

     Cash earnings, excluding the Coast charge and the Arizona gain, were $133.8 million in the first quarter of 1998, 37% above the $97.4 million in the first quarter of 1997. On a diluted common share basis, first quarter 1998 cash earnings were $1.14 per share, 39% above the $0.82 per share in the first quarter of 1997 and 24% above the $0.92 per share in the fourth quarter of 1997.

     Cash ROE was 19.3% for the first quarter of 1998, compared to 19.3% and 18.5% in the first and fourth quarters of 1997, respectively. Cash ROE, excluding the Coast charge and the Arizona gain, was 21.5% for the first quarter of 1998, compared to 17.7% in the first quarter of 1997.

RESULTS OF OPERATIONS
NET INTEREST INCOME
     Net interest income was $340.9 million in the first quarter of 1998, compared to $317.6 million in the first quarter of 1997 and $306.4 million in the fourth quarter of 1997. The increases from the year-ago and prior quarters were due primarily to an increase in average interest-earning assets with the completion of the Coast transaction, as well as increases in the net interest margin.

     In the first quarter of 1998, the average net interest margin increased to 2.77%, compared to 2.64% in the first quarter of 1997 and 2.76% in the fourth quarter of 1997. At March 31, 1998, the net interest margin was 2.81%, compared to 2.74% at December 31, 1997. The increase in the net interest margin was due to several factors. There were increases in the indices to which substantially all of the real estate loan and MBS portfolios are tied. In addition, there was an increase in deposits as a percentage of total interest-costing liabilities and an increase in excess interest-earning assets primarily as a result of the Coast acquisition.

GAIN ON SALE OF LOANS
     During the first quarter of 1998, the company had a gain on the sale of loans of $11.8 million, compared to gains of $8.0 million and $3.5 million in the first and fourth quarters of 1997, respectively. The increased gain on sale resulted from the origination and sale of a greater number of fixed rate residential loans originated for sale. During 1998's first quarter, the company originated $1.7 billion of single family residential mortgage loans, 78% of which were fixed rate loans originated for sale.

BANKING AND OTHER FEE INCOME
     During the first quarter of 1998, banking and other fee income (banking and other retail service fees and other fee income) reached $46.9 million, compared to $45.7 million in the first quarter of 1997 and $46.2 million in the fourth quarter of 1997. Total banking and other fee income in the first quarter 1998 reflects the addition of the Coast customer base in the middle of February. In the month of March 1998, Griffin Financial Services (Griffin) core sales set a new monthly milestone as the average daily volume reached $5.2 million, compared to $3.7 million in March 1997. At March 31, 1998, the Griffin mutual funds and annuities had approximately $1.3 billion in assets under management, compared to $741 million at March 31, 1997.

GENERAL AND ADMINISTRATIVE EXPENSES
     General and administrative expenses (G&A), excluding the pre-tax Coast charge of $23.2 million, totaled $193.5 million in the first quarter of 1998, compared to $186.8 million in the first quarter of 1997 and $188.2 million in the fourth quarter of 1997. The Coast charge consisted of expenses related to the closure and consolidation of certain Home Savings branches, certain conversion costs and customer retention and marketing programs. The increase in G&A, exclusive of the Coast charge, over the fourth quarter of 1997 is due to the acquisition of Coast.

     The efficiency ratio, which measures G&A expenses as a percentage of net interest income and loan servicing and banking and other retail fee income, was 47.3% in the first quarter of 1998, excluding the Coast charge, compared to 49.1% and 51.4% in the first and fourth quarters of 1997, respectively.

CREDIT COSTS
     Total credit costs (provision for loan losses and expenses for the operations of foreclosed real estate) in the first quarter of 1998 amounted to $16.1 million, compared to $46.3 million in the 1997 first quarter and $22.0 million in the 1997 fourth quarter. Credit costs for the first quarter of 1998 decreased by 65.3% and 26.8% from the first and fourth quarters of 1997, respectively, as the California economy continued to improve. Net loan charge-offs for the 1998 first quarter totaled $12.5 million, compared to $25.7 million in the first quarter of 1997 and $13.0 million in the fourth quarter of 1997.

     At March 31, 1998, nonperforming assets totaled $703.2 million, or 1.29% of total assets, compared to $792.7 million, or 1.63% at March 31, 1997 and $595.3 million, or 1.28% at December 31, 1997. Included in the March 31, 1998 total are $117.8 million of nonperforming assets associated with loans and REO acquired from Coast. Excluding the Coast related nonperforming assets, the company would have reported a decline in nonperforming assets of $9.9 million from year-end 1997 principally related to the payoff of two commercial and industrial real estate loans.

     At March 31, 1998, the allowances for loan losses and foreclosed real estate were $480.7 million and $10.7 million, respectively. The ratio of the combined allowances for losses to nonperforming assets equaled 68.8% at March 31, 1998, compared to 50.7% at March 31, 1997, and 64.1% at
December 31, 1997.

REAL ESTATE HELD FOR DEVELOPMENT
     During the first quarter of 1998, the company sold an office building located in Charlotte, North Carolina. The company also purchased property in Ventura County, California, as part of its planned disposition of the Ahmanson Ranch. These transactions contributed to a net decrease in REI of $8.3 million, to $138.2 million at March 31, 1998.

LOAN FUNDINGS
     In the first quarter of 1998, the company funded $2.2 billion in loans, compared to $1.2 billion and $1.8 billion in the first and fourth quarters of 1997, respectively.

     The company funded $1.9 billion of residential mortgage loans in the first quarter of 1998, compared to $984.3 million in the year-ago quarter. In the month of March 1998, the company funded $735.8 million in single family residential mortgage loans.

     Refinancings of residential mortgage loans totaled $1.2 billion, or 61.9% of the total first quarter 1998 residential fundings, compared to $377.5 million, or 38.4%, in the first quarter of 1997 and $685.6 million, or 45.3%, in the fourth quarter of 1997.

     As of March 31, 1998, the company estimated its most recent 3-month and 12-month Computed Prepayment Rates (CPR) of certain categories of its $53.0 billion single family residential servicing portfolio as follows:

                                Percent of Single
                                Family Residential     3-month     12-month
  Contractual Interest Rate     Servicing Portfolio      CPR          CPR
  -------------------------     -------------------    -------     --------

     Greater than 8.000%                12%              28%          18%
     From 7.501% to 8.000%              32               15           11
     From 7.001% to 7.500%              46               15           14
     Below 7.001%                       10               12           14
                                       ---
                                       100%
                                       ===

     The company also funded $248.3 million in consumer loans during the first quarter of 1998, compared to $164.0 million in the first quarter of 1997 and $247.6 million in the fourth quarter of 1997. March 1998 was a significant month for consumer lending in that it was the first month consumer loan fundings exceeded $100 million since inception of the program in June 1995.

     In addition, the company funded $35.0 million in business loans in the first quarter of 1998, compared to $14.7 million in the first quarter of 1997 and $28.6 million in the fourth quarter of 1997. In conjunction with its business lending, the company provides an array of cash management products. In the month of March 1998, the company sold 891 cash management products, compared to 152 sales in the month of March 1997.

CAPITAL
     At March 31, 1998, Home Savings of America's capital ratios exceeded the minimum regulatory requirement to be rated "well-capitalized," which is the highest regulatory capital standard.

     On March 2, 1998, the company redeemed, at par, its $195 million 8.40% Preferred Stock, Series C.

     On April 1, 1998, the company redeemed $57.5 million of Coast's 10% Senior Notes due March 1, 2000.

     On March 17, 1998, the company announced that it had ceased its common stock purchase program as a result of the proposed merger with Washington Mutual, Inc. (Washington Mutual). The parent company had $227 million in cash at March 31, 1998.

ACQUISITION OF COAST
     On February 13, 1998, the company acquired Coast in a purchase accounting transaction. Coast had deposits of $6.4 billion and total assets of $8.9 billion. As provided in the merger agreement, 0.8082 shares of Ahmanson common stock were exchanged for each share of Coast common stock. Ahmanson reissued 16,263,796 shares of its common stock held in treasury in exchange for Coast common stock. The value of Ahmanson common stock issued was approximately $925 million on February 13, 1998. Total intangible assets created by this transaction were $510 million, including approximately
$85 million recorded as core deposit intangibles which are being amortized on an accelerated basis over 10 years, with the remainder being amortized over 25 years on a straight-line basis.

     The company recorded $121.3 million of pre-tax charges related to the acquisition of Coast in the first quarter of 1998. Included in the total pre-tax restructuring charges were $23.2 million recorded against earnings and $98.1 million of pre-tax charges recorded as adjustments to goodwill. The charges recorded as adjustments to goodwill included a $23.5 million writedown on $223 million of certain Coast single family residential loans which the company reclassified as held for sale based on management's uncertainty regarding its intent to hold them until maturity. The remaining $74.6 million of charges primarily represented costs incurred or expected to be incurred in the consolidation of Coast branches, to provide severance benefits for certain Coast employees, to convert Coast systems and operations to company standards, and for legal, accounting and investment banking fees associated with the acquisition. Prior to the acquisition the company had estimated that it would incur $100 million of charges as part of the acquisition.

     In addition to the charges mentioned above, the company reduced the carrying value of the loans that it has reclassified as held for sale by an additional $5 million. This writedown was charged against the allowance for loan losses that was acquired from Coast. As a result of this adjustment and the $23.5 million charge noted above, the carrying value of the $223 million of acquired loans that were reclassified was reduced to $194.5 million at March 31, 1998.

     Pursuant to the terms of the merger agreement, the company received 420,457 Contingent Payment Right certificates (CPR certificates) relating to Coast stock appreciation rights and performance share awards exercised between the date of the definitive agreement and the February 13, 1998 closing. On the date of the transaction, the CPR certificates were valued at $13.88, or a total of $5.8 million. On March 31, 1998, the closing price of the CPR certificates on the Nasdaq exchange was $16.25. The company intends to dispose of the CPR certificates in the future.

MERGER WITH WASHINGTON MUTUAL
     On March 17, 1998, the company and Washington Mutual entered into an Agreement and Plan of Merger, pursuant to which Ahmanson will merge with and into Washington Mutual.

     Pursuant to the merger, the company's stockholders will receive, in a tax-free exchange, 1.12 shares of the common stock of Washington Mutual for each share of the company's common stock. Based on the closing price of Washington Mutual on March 16, 1998 (the last trading day before announcement of the proposal), the exchange ratio would have produced a value of $80.36 for each share of Ahmanson common stock, or a premium of 22.7% over the closing market price of Ahmanson common stock on March 16, 1998. Because the exchange ratio is fixed, this value will vary as the stock price of Washington Mutual stock changes.

     The transaction is subject to the approval of the Office of Thrift Supervision and stockholders of both the company and Washington Mutual.

FORWARD-LOOKING STATEMENT
     This release contains forward-looking statements with respect to the financial condition, results of operations, and business of H. F. Ahmanson & Company. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment that may reduce interest margins; (2) general economic conditions, either nationally or in the states in which the company will be doing business, are less favorable than expected; or (3) legislation or regulatory changes adversely affect the businesses in which the company would be engaged.

                                   ********

     H. F. Ahmanson & Company, with $54.5 billion in assets, is the parent company of Home Savings of America. Home Savings, a full-service consumer bank with a deposit base of $38.4 billion, operates 409 retail deposit branches in 3 states and 129 mortgage lending offices in 9 states offering an array of financial products and services to consumers and small businesses.

                                   ********

     Additional information about H. F. Ahmanson & Company and Home Savings of America can be retrieved free of charge through Corporate News on the Net:
                   http://www.businesswire.com/cnn/ahm.shtml
     For information regarding PC Banking, Home Loans, Investments, Insurance, Business Banking and Consumer Loans, contact Home Savings' Website:

                   http://www.homesavings.com

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands except per share data)

At End of Period                                   March 31, 1998   December 31, 1997    March 31, 1997
----------------                                 -----------------  -----------------  ------------------
  Total assets                                      $ 54,519,346       $ 46,678,752       $ 48,697,126
  Investment portfolio                              $    775,560       $    976,957       $    735,868
  Loans receivable and mortgage-backed
    securities (MBS)                                $ 50,336,028       $ 43,275,582       $ 45,338,937
  ARMs included in loans receivable and MBS         $ 47,597,009       $ 40,925,681       $ 43,249,938
  Allowance for loan losses                         $    480,749       $    377,351       $    387,688
  Allowance for losses on REO                       $     10,676       $     11,400       $     29,529
  Deposits                                          $ 38,363,249       $ 32,268,375       $ 34,399,125
  Borrowings and trust capital securities           $ 11,403,768       $ 10,977,730       $ 10,779,429
  Stockholders' equity                              $  3,254,533       $  2,395,445       $  2,398,942
  Book value per common share                       $      27.07       $      20.57       $      19.05
  Tangible book value per common share              $      21.27       $      18.79       $      17.29
  Total common shares outstanding                    109,737,033         93,155,823        100,595,547


For the Three Months Ended
--------------------------
  Net interest income                               $    340,850       $    306,362       $    317,619
  Credit costs (1)                                  $     16,073       $     22,030       $     46,331
  Net income   (2)                                  $    114,303       $     99,494       $    103,093
  Net income per diluted common share (2), (3)      $       0.97       $       0.89       $       0.87
  Dividends per common share                        $       0.22       $       0.22       $       0.22
  Loans originated and purchased                    $  2,216,933       $  1,791,219       $  1,162,969

  Average Interest Rates:
    Yield on loans and MBS                                  7.53%              7.51%              7.34%
    Yield on investment portfolio                           6.97%              6.71%              6.96%
    Yield on interest-earning assets                        7.52%              7.49%              7.33%
    Cost of deposits                                        4.45%              4.46%              4.39%
    Cost of borrowings and trust capital securities         6.34%              6.30%              6.22%
    Cost of interest-costing liabilities                    4.90%              4.92%              4.83%
    Interest rate spread                                    2.62%              2.57%              2.50%
    Net interest margin                                     2.77%              2.76%              2.64%

(1) Credit costs consist of provision for loan losses and the operations of REO.
(2) Net income for the three months ended March 31, 1998 would have been $128.0 million, or $1.09 per share, before the Coast charge.  Net income for the three months ended March 31, 1997 would have been $93.6 million, or $0.78 per share, before the Arizona gain.
(3) The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings
    per Share" as of December 31, 1997.  SFAS No. 128 replaces primary earnings per share ("EPS")
    with basic EPS and fully diluted EPS with diluted EPS.  Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution of options, warrants and convertible securities.  Net income per diluted share for the three months ended March
    31, 1997 has been restated to reflect the adoption of SFAS No. 128.

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited) (in thousands)

Assets                                            March 31, 1998  December 31, 1997   March 31, 1997
------                                            --------------  -----------------   --------------
Cash and amounts due from banks                    $   732,599       $   603,797       $   540,831
Federal funds sold and securities
   purchased under agreements to resell                227,600           550,200           283,800
Other short-term investments                             9,364             5,110            12,160
                                                   -----------       -----------       -----------
  Total cash and cash equivalents                      969,563         1,159,107           836,791
Other investment securities                             17,103             9,669            12,408
Investment in stock of Federal Home
  Loan Bank (FHLB)                                     521,493           411,978           427,500
MBS                                                 14,347,949        12,791,391        14,417,249
Loans receivable                                    35,988,079        30,484,191        30,921,688
Accrued interest receivable                            245,487           194,038           210,512
Real estate held for development and
  investment (REI)                                     138,237           146,518           147,425
Real estate owned held for sale (REO)                  183,174           162,440           233,694
Premises and equipment                                 420,017           364,626           412,652
Goodwill and other intangible assets                   784,731           280,296           298,887
Other assets                                           903,513           674,498           778,320
                                                   -----------       -----------       -----------
                                                   $54,519,346       $46,678,752       $48,697,126
                                                   ===========       ===========       ===========






Liabilities, Capital Securities of Subsidiary Trust and Stockholders' Equity
----------------------------------------------------------------------------

Deposits                                           $38,363,249       $32,268,375       $34,399,125
Securities sold under agreements to
  repurchase                                         2,025,000         1,675,000         2,325,000
Other short-term borrowings                            801,963           837,861           458,640
FHLB and other borrowings                            8,428,298         8,316,405         7,847,454
Other liabilities                                    1,316,874           954,470         1,029,512
Income taxes                                           180,922            82,732            90,118
                                                   -----------       -----------       -----------
  Total liabilities                                 51,116,306        44,134,843        46,149,849
Capital securities, Series A, of
  subsidiary trust                                     148,507           148,464           148,335
Stockholders' equity                                 3,254,533         2,395,445         2,398,942
                                                   -----------       -----------       -----------
                                                   $54,519,346       $46,678,752       $48,697,126
                                                   ===========       ===========       ===========

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands except per share data)

                                                                     For the Three Months Ended
                                                              -------------------------------------------
                                                                 March 31,    December 31,     March 31,
                                                                   1998           1997           1997
                                                               ------------   ------------   ------------
Interest income:
  Loans                                                        $    632,892   $    581,993   $    577,533
  MBS                                                               256,599        243,719        267,673
  Investments                                                        13,726         16,579         16,897
                                                               ------------   ------------   ------------
      Total interest income                                         903,217        842,291        862,103
                                                               ------------   ------------   ------------
Interest expense:
  Deposits                                                          387,895        364,471        375,139
  Short-term borrowings                                              41,732         42,982         33,120
  FHLB and other borrowings                                         132,740        128,476        136,225
                                                               ------------   ------------   ------------
      Total interest expense                                        562,367        535,929        544,484
                                                               ------------   ------------   ------------
      Net interest income                                           340,850        306,362        317,619
Provision for loan losses                                             8,066         10,011         24,223
                                                               ------------   ------------   ------------
      Net interest income after provision for loan losses           332,784        296,351        293,396
                                                               ------------   ------------   ------------
Noninterest income:
  Gain on sales of loans                                             11,771          3,450          7,989
  Loan servicing income                                              21,675         13,589         16,748
  Banking and other retail service fees                              27,709         28,355         29,334
  Other fee income                                                   19,150         17,878         16,381
  Gain on sale of retail deposit branch system                         -              -            15,956
  Loss on sales of investment securities                               -                (9)          -
  Other operating income                                                989          1,520          2,461
                                                               ------------   ------------   ------------
      Total noninterest income                                       81,294         64,783         88,869
                                                               ------------   ------------   ------------
Noninterest expense:
  Compensation and other employee expenses                           97,698         87,305         95,468
  Occupancy expenses                                                 28,692         25,567         26,712
  Federal deposit insurance premiums and assessments                  6,779          5,961          6,549
  Other general and administrative expenses                          83,535         69,358         58,044
                                                               ------------   ------------   ------------
      General and administrative expenses                           216,704        188,191        186,773
  Operations of REI                                                    (319)           456          1,859
  Operations of REO                                                   8,007         12,019         22,108
  Amortization of goodwill and other intangible assets                8,883          6,474          6,390
                                                               ------------   ------------   ------------
      Total noninterest expenses                                    233,275        207,140        217,130
                                                               ------------   ------------   ------------
Income before provision for income taxes                            180,803        153,994        165,135
Provision for income taxes                                           66,500         54,500         62,042
                                                               ------------   ------------   ------------
Net income                                                     $    114,303   $     99,494   $    103,093
                                                               ============   ============   ============
Net income attributable to common shares                       $    111,573   $     91,117   $     98,998
                                                               ============   ============   ============

Income per common share (1):
  Basic                                                        $       1.06   $       0.97   $       0.94
  Diluted                                                      $       0.97   $       0.89   $       0.87

Common shares outstanding, weighted average (1):
  Basic                                                         101,512,046     93,851,941    100,605,693
  Diluted                                                       115,015,982    107,607,139    114,123,176

(1) Income per share and the weighted average common shares outstanding for the three months ended
    March 31, 1997 have been restated to reflect the adoption of SFAS No. 128.

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONSOLIDATED AVERAGE STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands)

For the Three Months Ended                            March 31, 1998   December 31, 1997   March 31, 1997
--------------------------                            --------------   -----------------   --------------
  Loans receivable (1)                                  $33,695,512       $30,930,718        $31,581,124
  MBS (2)                                                13,600,786        13,022,728         14,470,954
                                                        -----------       -----------        -----------
    Total loans and MBS                                  47,296,298        43,953,446         46,052,078
  Investments                                               799,101           980,944            983,885
                                                        -----------       -----------        -----------
      Total interest-earning assets                      48,095,399        44,934,390         47,035,963
  Other assets                                            2,350,796         1,864,314          1,991,631
                                                        -----------       -----------        -----------
        Total assets                                    $50,446,195       $46,798,704        $49,027,594
                                                        ===========       ===========        ===========

  Deposits                                              $35,389,912       $32,433,597        $34,670,277
  Borrowings and trust capital securities                11,166,409        10,802,639         11,049,815
                                                        -----------       -----------        -----------
      Total interest-costing liabilities                 46,556,321        43,236,236         45,720,092
  Other liabilities                                       1,020,573         1,163,897            911,137
  Stockholders' equity:
   Preferred                                                283,694           479,425            482,500
   Common                                                 2,585,607         1,919,146          1,913,865
                                                        -----------       -----------        -----------
        Total liabilities and stockholders' equity      $50,446,195       $46,798,704        $49,027,594
                                                        ===========       ===========        ===========


(1) Excludes the allowance for losses.
(2) Excludes the unrealized gain/loss on MBS available for sale.